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                                                                    Exhibit 4(j)

                               AMENDMENT NO. NINE
                                     TO THE
                            ATMOS ENERGY CORPORATION
                        RETIREMENT SAVINGS PLAN AND TRUST
                            EFFECTIVE JANUARY 1, 1999


         WHEREAS, ATMOS ENERGY CORPORATION (the "Company") has heretofore amended and restated the Atmos Energy Corporation Retirement Savings Plan and Trust Effective January 1, 1999 (the "Plan"), and has thereafter, from time to time amended the Plan; and

         WHEREAS, the Company desires to amend the Plan in order to reflect certain agreements reached with respect to participation in the Plan as a result of the merger of Mississippi Valley Gas Company ("MVG") with and into the Company.

         NOW, THEREFORE, pursuant to Section 10.01 of the Plan, Atmos Energy Corporation does hereby amend the Plan, effective as of December 3, 2002, as follows:

         1. Section 2.01(l) is amended by adding the following paragraph (4) at the end of said section:

            (4)      Notwithstanding the foregoing provisions of this
                     Section 2.01(l), for periods prior to December 21, 2002, Employee shall not include those employees of the Company who were employees of Mississippi Valley Gas Company ("MVG") on December 1, 2002 and who became employees of the Company as a result of the merger of MVG with and into the Company on December 3, 2002, or were employees of the Company hired by the Mississippi Valley Gas division of the Company on or after December 3, 2002 and prior to December 21, 2002 ("MVG Employees"). From and after December 21, 2002, the MVG Employees who are employees of the Company on December 21, 2002, shall be Employees hereunder.

         2. Section 3.01(b) is amended by striking the first sentence of said section and substituting in lieu thereof the following:

            For purposes of eligibility to make Salary Reduction Contributions under Section 4.01, an Employee shall be eligible to become a Participant in this Plan as the first payroll period coincident with or immediately following his date of hire or the date on which he becomes an Employee.


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         3. Section 3.01(c) is amended by adding at the end of said section the following:

            The Entry Date for MVG Employees who have completed one (1) year of Service as of December 1, 2002, after taking into account the provisions of Section 3.02(c), shall be the first day of the first payroll period coincident with or immediately following December 21, 2002.

         4. Section 3.02 is amended by adding paragraph (c) the end of said section, as follows:

            (c) Service for MVG Employees. From and after December 21, 2002, Service for MVG Employees who are Employees as of such date shall include service credited under the Mississippi Valley Gas Company Savings Plan.

         IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. NINE TO THE ATMOS ENERGY CORPORATION RETIREMENT SAVINGS PLAN AND TRUST EFFECTIVE JANUARY 1, 1999 to be executed in its name on its behalf this 20th day of December, 2002.

                                       ATMOS ENERGY CORPORATION


                                       By: /s/ ROBERT W. BEST
                                           ------------------------------------
                                                Robert W. Best
                                                Chairman, President and Chief
                                                Executive Officer


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